INVESCO VAN KAMPEN SENIOR INCOME TRUST

AMENDMENT NO. 1

TO

THE STATEMENT OF PREFERENCES

OF

VARIABLE RATE TERM PREFERRED SHARES (“VRTP SHARES”)

DATED OCTOBER 25, 2012

(THE “STATEMENT”)

WHEREAS, pursuant to authority expressly vested in the Board of Trustees (as defined in the Statement) of Invesco Van Kampen Senior Income Trust (the “Fund”) by Section 1.1 of the Declaration of the Fund (as defined in the Statement), the Board of Trustees of the Fund may transact the Fund’s affairs in any name the Board of Trustees may from time to time designate;

WHEREAS, the Board of Trustees has determined that it is in the best interest of the Fund to change the name of the Fund to Invesco Senior Income Trust, effective December 3, 2012, and has approved such name change; and

WHEREAS, this change of the Fund’s name has been consented to in writing by the holder of a majority of the Outstanding VRTP Shares;

NOW THEREFORE, the undersigned officer of the Fund hereby certifies as follows:

1. The Board of Trustees of the Fund has adopted resolutions to amend the Statement to replace all references to the name of the Fund in the Statement with “Invesco Senior Income Trust.”

2. The Statement is hereby amended to replace all references to the name of the Fund with “Invesco Senior Income Trust.”

3. Except as amended hereby, the Statement remains in full force and effect.

4. An original copy of this amendment shall be lodged with the records of the Fund and filed in such places as the Board of Trustees deems appropriate.

[Signature Page Follows]

Dated this 3rd day of December 2012.

INVESCO VAN KAMPEN SENIOR INCOME TRUST

By:	/s/ John M. Zerr
Name: John M. Zerr
Title: Senior Vice President